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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	January 14, 2004

USA VIDEO INTERACTIVE CORP.
(Exact name of registrant as specified in its chapter)
WYOMING	0-29651	06-15763-91
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
83 Halls Road, Old Lyme, Connecticut 06371
(Address of principal executive offices) (Zip Code)
(860) 434 - 5535
Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

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Item 5. Other Events and Regulation FD Disclosure.

On January 14th, 2004, the Registrant announced that MediaSentinel, Version 1.0, a suite of software based upon the Registrant’s proprietary patent-pending core content protection technology, has been released and is available for licensing.  MediaSentinel will be useful to a variety of interests, allowing each of them to embed information within video content, such as information about its ownership, date of transmission, the unique IP (Internet Protocol) address of the recipient, etc.  MediaSentinel watermarks are invisible to human perception, allowing the integrity and quality of video content to be maintained.  At the same time, MediaSentinel watermarks are extremely robust and highly resistant to a wide variety of image processing attacks that pirates might use in an attempt to remove the watermark.

A copy of the News Release dated January 14, 2004 is furnished as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

Exhibit 99.1

News Release dated January 14, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA VIDEO INTERACTIVE CORP.

Date :

January 14, 2004

By :

/s/  Anton J. Drescher

Anton J. Drescher,

Corporate Secretary

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Powerful Anti-Piracy Technology is Now Available from USA Video Interactive Corp.

January 14, 2004  - OLD LYME, CONNECTICUT – USA Video Interactive Corp. (OTCBB: USVO; TSX: US; BSE/Frankfurt: USF; http://www.usvo.com/)

USA Video Interactive Corp. (USVO) announced today that MediaSentinel, Version 1.0, a suite of software based upon the Company’s proprietary patent-pending core content protection technology, has been released and is available for licensing.  MediaSentinel will be useful to a variety of interests, allowing each of them to embed information within video content, such as information about its ownership, date of transmission, the unique IP (Internet Protocol) address of the recipient, etc.  MediaSentinel watermarks are invisible to human perception, allowing the integrity and quality of video content to be maintained.  At the same time, MediaSentinel watermarks are extremely robust and highly resistant to a wide variety of image processing attacks that pirates might use in an attempt to remove the watermark.

MediaSentinel 1.0 contains three software products:

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A MediaSentinel Generator software application used to encode watermarks into video content.

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A MediaSentinel Reader software application used to evaluate, decode and extract the identifying information from content encoded with the Generator.

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A MediaSentinel Software Development Kit (SDK) used by developers to integrate MediaSentinel digital watermarking capabilities into their products and service platforms.

MediaSentinel Version 1.0 harnesses the power of Microsoft® DirectX® technology, enabling developers using Microsoft digital media technologies to benefit immediately.

USA Video Interactive Corp. has license, distribution and support programs for MediaSentinel technology, including:

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A MediaSentinel OEM & Reseller Program granting third parties the license to use MediaSentinel technology for internal development purposes, and the ability to resell MediaSentinel technology with their own products and services.  Reseller pricing is tiered, based upon volume commitments.  Technical support and software maintenance programs are available from USA Video Interactive Corp.

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A MediaSentinel End User License Program with a comprehensive agreement detailing the parameters of use for users of MediaSentinel applications software.

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An annual MediaSentinel Technical Support and Software Maintenance Program with a comprehensive agreement allowing licensees access to the most current versions of the MediaSentinel technology and extending technical support over the duration of the agreement.

Rampant piracy has thrust concerns over content protection to the forefront of several media industry sectors.  Accordingly, USVO is accepting licensing inquiries and has already begun working with interested third-party developers.  Content developers, such as movie studios and TV programmers; service providers, including cable, satellite and broadband telecoms; and makers of infrastructure products and technologies for the distribution of digital video content, can each add value to their products and services by incorporating MediaSentinel technology. A

MediaSentinel product data sheet and other product information are available from USA Video Interactive Corp., by visiting the Company’s web site.  Additional product and technical information, as well as details of its licensing and reseller programs, are available by contacting the Company directly.

About USA Video Interactive Corp.

USVO is a developer and supplier of Internet media delivery services, systems, and innovative end-to-end solutions.  The Company developed its StreamHQ(TM) architecture to provide a wide range of business customers with value-added media delivery services.  USVO holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, and Italy. For more information, visit www.usvo.com.

USA Video Interactive Corporate Headquarters Office: 83 Halls Road, Old Lyme, Connecticut, 06371  Telephone (860) 434 - 5535   Facsimile (860) 434 - 5782; Canada Office:  507 – 837 West Hastings Street, Vancouver, BC   V6C 3N6.  Trading symbol on the OTCBB: USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF.   CUSIP 902924208. For more information contact Edwin Molina (860) 434 - 5535.

The press release may contain forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.